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EXHIBIT 10.16

SEPARATION AGREEMENT

        This Separation Agreement (hereinafter the "Agreement") is made and entered into by and between State Street Corporation ("State Street"), and on behalf of State Street Bank and Trust Company (together with State Street, the "Company"), and William W. Hunt (the "Executive"), dated as of January 2, 2008, and effective on the Effective Date (as defined in Section 20(i) hereof). The parties seek through this Agreement to recite the mutually agreed upon terms and conditions of the Executive's separation from the Company.

        1.    Termination of Employment.    The Executive hereby resigns, as of January 2, 2008 (the "Separation Date"), from his position of employment as Vice Chairman of State Street and Chief Executive Officer of the State Street Global Advisors business unit of the Company, as well as from all officerships and directorships of the Company and any of its affiliates and subsidiaries (the "Company Group"), including from the boards and committees of any related trusts or foundations and from any other entities controlled by the Company Group. The Company hereby accepts the Executive's voluntary resignation from the Company Group, as herein described, effective as of the Separation Date.

        2.    Base Salary; Additional Payments.    The Executive shall be entitled to receive base salary at the annualized rate of $750,000 currently in effect (the "Base Pay") for any unpaid periods of employment through and including the Separation Date, such amount to be paid in accordance with the Company's standard payroll practices. The Executive shall receive reimbursement for all properly documented and reimbursable business expenses that are submitted to the Company within 30 days of the Effective Date. The Executive shall additionally receive payment for any accrued but unused vacation, as reflected in the books and records of the Company, within two weeks of the Effective Date.

        3.    Severance Compensation.    Subject to Section 20(i) hereof, upon the Separation Date and continuing until the second anniversary of the Separation Date (the "Severance Compensation Period"), the Company will provide the Executive with severance compensation in an amount equal to the Base Pay for such two-year period in accordance with the terms of the State Street Corporation Severance Plan (the "Severance Plan") (except as otherwise modified herein); provided that so much of such severance compensation as would be payable on such basis within the first six months following the Separation Date shall instead be paid in a single lump sum on that day that falls six months and one day after such Separation Date (the "Delayed Payment Date"), and the balance shall be paid thereafter in accordance with the Company's standard payroll practices as in effect on the Separation Date.

        4.    Benefits Continuation.

        (a)   Provided he makes a timely election to participate and in accordance with the terms of the Severance Plan (except as modified herein), the Executive shall be eligible for continuation of coverage, at his expense, under the Company's group medical, dental and vision plans, but only to the extent required by and subject to the terms of Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). If, at the conclusion of the first 18 months of the Severance Compensation Period, the Executive immediately prior thereto is still receiving continuation coverage pursuant to the immediately preceding sentence, has not accepted new employment and has not secured alternate health, dental and vision insurance coverages, either through new employment or otherwise, the Company will arrange for comparable coverage (through self-insurance or otherwise) at comparable cost to the Executive through the balance of the Severance Compensation Period or, if earlier, until the Executive accepts new employment. The Executive agrees to notify the Company immediately if he accepts new employment during the Severance Compensation Period.

        (b)   Eligibility to participate in the Company's short-term disability plan will end as of the Separation Date, and eligibility to participate in the Company's long-term disability plan will end as of the last day of the calendar month in which the Executive's Separation Date occurs.

        (c)   The Executive may continue his life insurance (i.e., Basic Life Insurance, Optional Employee Life Insurance, Spouse/Domestic Partner Life Insurance and Dependent Child Life Insurance, as applicable) during the Severance Compensation Period by making the premium payments therefor. Such coverage will terminate at the conclusion of the Severance Compensation Period, unless the Executive directly elects to convert his coverage pursuant to the terms of these policies by private arrangement with the life insurance carrier.

        (d)   The Executive shall continue to receive repatriation tax equalization and tax preparation benefits related to his service with the Company Group as an expatriate in accordance with Company policy in effect as of the date hereof.

        (e)   The Executive's participation in all other Company benefit plans and programs, including, but not limited to, the Qualified Plan and the Savings Plan (each as defined below), will end as of the Separation Date, in accordance with the terms of the respective plans.

        5.    Stock-Based Compensation, Retirement and Other Benefits.

        (a)    Stock Options/SARs.    State Street has previously awarded stock options and stock appreciation rights to the Executive under its 1997 Equity Incentive Plan (the "1997 Plan") and its 2006 Equity Incentive Plan (the "2006 Plan" and collectively with the 1997 Plan, the "Equity Plans"). The Company has furnished the Executive a schedule (including vesting schedules and expiration dates), appended hereto as Exhibit A, reflecting those outstanding (i.e., not earlier expired or been exercised) stock options and stock appreciation rights held by the Executive as of the Separation Date (each, a "Stock Option"). The Stock Options shall continue to vest and be exercisable, subject to the Executive's compliance with Section 6, Section 7 and Section 8 hereof, and/or become forfeitable in accordance with the terms of the applicable Equity Plan and/or the applicable option agreement or other award documentation. The Company and the Executive agree that the restraints and obligations of the Executive pursuant to Section 6, Section 7 and Section 8 hereof shall be deemed for all purposes as controlling, in lieu of any different restraints or undertakings of the Executive on the same subject under the Equity Plans and any related award documentation. For the avoidance of doubt, those 8,271 Stock Options granted to the Executive under the 1997 Plan that were scheduled to vest on March 2, 2010 shall be immediately and automatically forfeited as of the Separation Date in accordance with their terms.

        (b)    Performance Awards.    The Executive holds performance share awards granted under the Equity Plans. The following provisions shall govern the treatment of certain of these awards:

          (i)    Cycle O Performance Award.    State Street has previously awarded to the Executive a Cycle O performance award under the 1997 Plan as set forth on Exhibit A hereto (the "Cycle O Award"), that vested on December 31, 2007. Notwithstanding anything to the contrary under the terms of the 1997 Plan and/or the applicable performance share award agreement or other award documentation, but subject to the Executive's compliance with Section 6, Section 7 and Section 8 hereof, the Company shall deliver to the Executive, on or about February 15, 2008, but not later than March 15, 2008, that number of shares of common stock of State Street, par value $1 ("Common Stock"), equal to the number of such shares the Executive would have received under the Cycle O Award had the Executive remained employed by the Company Group. The Company and the Executive agree that the restraints and obligations of the Executive pursuant to Section 6, Section 7 and Section 8 hereof shall be deemed for all purposes as controlling, in lieu of any different restraints or undertakings of the Executive on the same subject under the 1997 Plan and the award documentation with respect to the Cycle O Award.

          (ii)    2006 PEP Performance Award.    State Street has previously awarded to the Executive performance-based equity awards under the 2006 State Street Global Advisors Performance Equity Program pursuant to the 1997 Plan as set forth on Exhibit A hereto (the "2006 PEP Award"). In accordance with the terms of the 2006 PEP Award (as modified herein) and subject to the Executive's compliance with Section 6, Section 7 and Section 8 hereof, the Company shall deliver to the Executive in full satisfaction of the 2006 PEP Award, on February 15, 2009 (the "Settlement Date"), but not later than March 15, 2009, that number of shares of Common Stock (the "2006 PEP Shares") equal to the product of (I) the number of the shares of Common Stock the Executive would have received under his 2006 PEP Award had the Executive remained employed by the Company Group through the Settlement Date and (II) 24/36 (66.66%); provided that if the aggregate value of the 2006 PEP Shares (determined using the closing price of a share of Common Stock on the New York Stock Exchange on the Settlement Date) is greater than $5 million, the Executive shall only be entitled to the delivery, in full satisfaction of the 2006 PEP Award, of such number of 2006 PEP Shares with an aggregate value equal to $5 million, and the remainder of the 2006 PEP Shares shall be forfeited. The Company and the Executive agree that the restraints and obligations of the Executive pursuant to Section 6, Section 7 and Section 8 hereof shall be deemed for all purposes as controlling, in lieu of any different restraints or undertakings of the Executive on the same subject under the 1997 Plan and the award documentation with respect to the 2006 PEP Award.

        (c)    Payments in Respect of Other Stock-Based Awards.    The Executive holds certain deferred stock awards and performance share awards (in addition to those discussed under Section 5(b) hereof) granted under the Equity Plans. The following provisions shall govern the treatment of these awards:

          (i)    Deferred Stock Awards.    State Street has previously awarded to the Executive an award of shares of deferred stock under the 1997 Plan as set forth on Exhibit A hereto (the "DSAs"), which are scheduled to vest on February 15, 2008. In full satisfaction of the DSAs and subject to the Executive's compliance with Section 6, Section 7 and Section 8 hereof, the Company shall pay the Executive on the Delayed Payment Date a single lump sum cash payment of $900,000, provided that in no event shall such payment occur prior to February 15, 2008. The Company and the Executive agree that the restraints and obligations of the Executive pursuant to Section 6, Section 7 and Section 8 hereof shall be deemed for all purposes as controlling, in lieu of any different restraints or undertakings of the Executive on the same subject under the 1997 Plan and the award documentation with respect to the DSAs.

          (ii)    Other Stock-Based Awards.    In full satisfaction of all other equity-based awards held by the Executive under the Equity Plans, including, without limitation, all performance-based equity awards under the 2005 State Street Global Advisors Performance Equity Program pursuant to the 1997 Plan, all performance-based equity awards under the 2007 State Street Global Advisors Performance Equity Program pursuant to the 2006 Plan, and the "Cycle P" and "Vice Chairman" performance awards under the 1997 Plan, but specifically excluding only the Stock Options, the Cycle O Award, the 2006 PEP Award and the DSAs (which shall be subject to Section 5(a), Section 5(b)(i), Section 5(b)(ii) and Section 5(c)(i) hereof, respectively), the Company shall pay the Executive on the Delayed Payment Date a lump sum cash payment of $4.6 million; provided that in the event that the aggregate value of the 2006 PEP Shares (determined in accordance with Section 5(b)(ii) hereof) is less than $5 million as of the Settlement Date, the Company shall pay the Executive on the Settlement Date, but not later than March 15, 2009, an additional lump sum cash payment equal to (i) $5 million less (ii) the aggregate value of the 2006 PEP Shares (determined in accordance with Section 5(b)(ii) hereof). Any amounts payable by the Company pursuant to this Section 5(c)(ii) are subject to the Executive's compliance with Section 6, Section 7 and Section 8 hereof. The Company and the Executive agree that the restraints and obligations of the Executive pursuant to Section 6, Section 7 and Section 8 hereof shall be deemed for all purposes as controlling, in lieu of any different restraints or undertakings of the Executive on the same subject under the Equity Plans and any related award documentation.

        (d)    Pension Benefits.    The Executive is vested in his currently accrued benefit as of the Separation Date under the Company's tax-qualified defined benefit pension plan, the State Street Retirement Plan (the "Qualified Plan"), and State Street's Management Supplemental Retirement Plan, as amended and restated effective as of January 1, 2008 (the "SERP" and together with the Qualified Plan, the "Retirement Plans"). The Company has furnished to the Executive a schedule showing his vested benefits under the Retirement Plans (the "Retirement Benefits"). The Executive shall be entitled following the Separation Date to receive the Retirement Benefits in accordance with and subject to the terms of the applicable Retirement Plans. In addition to the foregoing benefits, the Executive will be entitled to receive, following the Separation Date, all of his accrued benefits as of the Separation Date under State Street's Salary Savings Program (the "Savings Plan") and its Management Supplemental Savings Plan as amended and restated effective as of January 1, 2008 (formerly, the 401(k) Voluntary Deferral Plan) (the "MSSP"), in each case in accordance with and subject to the terms of the applicable plan. The Company has furnished the Executive a schedule, appended hereto as Exhibit B, reflecting, as of December 31, 2006, the Executive's vested accrued benefits under the Qualified Plan, the SERP, the Savings Plan, the MSSP and the Supplemental Pension Plan, as amended and restated effective as of January 1, 2008 (formerly, the Supplemental Defined Benefit Pension Plan) (the "ESRP"). For the avoidance of doubt, for purposes of determining the Executive's benefits under the foregoing programs, compensation or remuneration paid or payable pursuant to Section 2 hereof or otherwise paid or payable pursuant to this Agreement shall be disregarded.

        6.    Non-Competition/Non-Solicitation.    The Executive agrees that he will not, during the 18-month period commencing on the Separation Date (the "Restricted Period"), (a) accept employment with, work for or otherwise provide services to, whether directly or indirectly or whether with or without compensation, any Institution (as defined below); (b) directly or indirectly solicit or encourage any customer or prospective customer (the latter defined to mean any person or entity with which any member of the Company Group has made a business-seeking contact other than by mass mailing or general advertising within 12 months preceding the Separation Date) of, or investor in, any member of the Company Group as of the Separation Date to conduct with anyone else any business activity which such customer, prospective customer or investor could conduct with the Company Group; (c) directly or indirectly hire or solicit any officer or principal of the Company Group to discontinue or curtail his/her employment with the Company Group (other than through generalized solicitations or advertising); (d) directly or indirectly solicit or encourage any independent contractor providing services to any member of the Company Group to terminate or curtail his/her/its relationship with the Company Group; (e) directly or indirectly attempt to induce a client or customer of the Company Group with whom the Executive has had or with whom persons supervised by the Executive have had significant personal contact while employed by the Company Group to (i) transfer its business from the Company Group to any other person or entity; (ii) cease or curtail its business with the Company Group; or (iii) divert a business opportunity from the Company Group to any other person or entity. Notwithstanding the foregoing, (A)(i) on and after the six-month anniversary of the Separation Date, the Executive may provide services to any hedge fund established after the Separation Date of which the Executive is a founding principal and (ii) on or after the first anniversary of the Separation Date, the Executive may accept employment with, work for or provide services to any hedge fund which is not controlled by or under common control with an Institution, and (B) nothing herein shall prevent the Executive from owning not in excess of 1% of any security issued and outstanding of an entity listed on a national securities exchange or the Nasdaq National Market. For purposes of this Agreement, an "officer", "principal" or "independent contractor" of the Company Group is any person who acquired such status on or within 12 months preceding the date of the asserted breach. For purposes of this Agreement, "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity or person, whether through the ownership of voting securities, by contract, or otherwise.

        For purposes of this Agreement, each of the following entities (together with its affiliates and subsidiaries) is an "Institution": Fidelity Investments, Barclays Global Investors, N.A., Wellington Management Co., LLP, The Bank of New York Mellon, Putnam Investments, Goldman Sachs Asset Management LP, BlackRock, Inc. and any institution in addition to the foregoing that is among the five institutions with the highest value of total assets under management as listed in Institutional Investor's annual ranking of America's Top Money Managers, Total Assets Under Management (historically published in the month of July) or Pensions & Investments' annual ranking of Top Firms Ranked By Worldwide Assets (historically published in the month of May) (the "Top Five(5)") published most recently prior to the Separation Date (the "Publication Date"); provided that, if one or both of these publications change the title of their rankings, the ranking(s) utilized will be ranking(s) of total assets under management; and provided further that, if one or both of these publications change their names, or cease to carry out the described annual rankings, the ranking(s) utilized will be by the publication(s) that are recognized in the worldwide investment community as the most trustworthy rankings, as determined by the Executive Compensation Committee of the Board (as defined in Section 10 hereof) in its sole discretion. If for any reason the publications used to determine the Top Five (5) institutions have different rankings, then any Institution listed in the Top Five (5) list of any such publication will be considered an Institution. For purposes of this Agreement, Institutions shall be determined without regard to, and shall not include, the Company Group. Furthermore, any successor entity to an Institution, by way of merger, acquisition (either of stock or substantially all of the assets), reorganization, change of name or other similar event occurring subsequent to the Publication Date, shall be deemed to be an Institution.

        7.    Confidential Information.    The Executive agrees that, except as authorized in writing by the Company's Chief Executive Officer, as required by applicable law, rule, regulation or legal process, or as may be reasonably required in connection with obtaining legal advice, he will not, directly or indirectly, use or disclose any Confidential Information belonging to the Company Group. For purposes of this Agreement, "Confidential Information" means any and all information of the Company Group that is not generally known by others with whom it competes or does business, or with whom, during the 12 months preceding the Separation Date, it planned to compete or do business, including but not limited to (a) all proprietary information of the Company Group, including but not limited to the products and services, technical data, methods, processes, trade secrets, know-how, developments, inventions, and formulae of the Company Group, (b) the development, research, testing, marketing, financial activities and strategic plans of the Company Group, (c) the manner in which the Company Group operates, (d) the Company Group's actual and projected financial performance, (e) the identity and special needs of the customers, clients, prospective customers, prospective clients and investors of the Company Group, and (f) the people and organizations with whom any member of the Company Group has business relationships and the substance of those relationships. Confidential Information also includes any information that any member of the Company Group may receive or has received from customers, investors, business partners or others with any understanding, express or implied, that the information would not be publicly disclosed. Anything in this paragraph to the contrary notwithstanding, the Executive shall be bound by his obligations to maintain attorney/client confidences, and the Company does not hereby waive any attorney/client privilege. Notwithstanding the foregoing, "Confidential Information" shall not include any information (i) that is currently or becomes publicly available or a matter of public knowledge or domain through no wrongful act or omission by the Executive, or (ii) that is received by the Executive from a third party who is not known by the Executive to be bound by an obligation of confidentiality to the Company Group not to disclose such information. The Executive further agrees that, on or before five days subsequent to the Separation Date, he will return to the Company all documents, materials and information (whether in hard copy, on electronic media or otherwise) related to Company business, and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company Group in his possession or control, and hereby certifies that he has not and will not knowingly retain copies of any such Company Group documents, materials or information; provided that the Executive shall be entitled to retain copies of all compensation and benefit plans and agreements, including, without limitation, the Equity Plans and related documentation, referenced in Section 3, Section 4 and Section 5 hereof.

        8.    Non-Disparagement.    The Executive agrees that he shall not make any intentionally false, or any disparaging or derogatory statements, to any media outlet (including, but not limited to, any Internet-based chat rooms, message boards and/or web pages), industry groups, financial institutions, current or former employees, consultants, clients or customers of the Company Group regarding the Company Group or any of its directors, officers, employees, agents or representatives, or about the Company Group's business affairs and/or financial condition. The Company, in turn, agrees that it will not, in any authorized corporate communications to third parties, and will endeavor to direct those individuals set forth on Exhibit C hereto not to, make any intentionally false, or any disparaging or derogatory statements about the Executive; provided, however, that nothing herein shall prevent either party from giving truthful testimony and/or from otherwise making good faith statements in connection with legal investigations and/or other proceedings. In addition, the Company shall, prior to its public release, provide the Executive with a copy of the press release regarding the Executive's separation from the Company.

        9.    Certain Remedies.

        (a)    Remedies.    The Company and the Executive agree without reservation that the restraints set forth in Section 6, Section 7 and Section 8 hereof are necessary for the reasonable and proper protection of the Company, or the Executive, as the case may be; that each and every one of the restraints is reasonable with respect to subject matter, length of time and geographic area; and that these restraints will not prevent the Executive from obtaining other suitable employment, if he wishes to do so, during the Restricted Period. The Company and the Executive further agree that the restraints and obligations of the Executive pursuant to Section 6, Section 7 and Section 8 hereof shall be deemed for all purposes as controlling, in lieu of any different restraints or undertakings of the Executive on the same subject contained in any agreement previously entered into or binding between the Executive and any member of the Company Group, including, without limitation, under the Equity Plans and any related award documentation. The Executive further agrees that, were he to breach any of the covenants contained in Section 6, Section 7 or Section 8 hereof, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, including, without limitation, under Section 9(b) hereof, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of those covenants, together with an award of attorney's fees incurred in connection with securing the same. It is expressly agreed that the Company will not have to post bond in connection with any such injunction, and that the Executive will not take, and will not permit anyone else to take on his behalf, any position in a court or any other forum inconsistent with any of his covenants and agreements herein. The Company and the Executive further agree that, in the event that any provision of Section 6 or Section 7 hereof is determined by a court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area, or too great a range of activities, the relevant provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. Further, the Company and the Executive agree that the period of restriction described in Section 6 hereof shall be tolled, and shall not run, during any period of time in which the Executive is judicially determined by a court of competent jurisdiction to have been in breach of the terms of Section 6 hereof.

        (b)    Forfeiture.    In the event that the Executive (i) fails to comply with Section 6, Section 7 or Section 8 hereof, other than any isolated, insubstantial and inadvertent failure that is not in bad faith, or (ii) files any charge, claim, demand, action or arbitration with regard to the Executive's employment, compensation or termination of employment under any federal, state or local law, or an arbitration under any industry regulatory entity, except in either case for a claim for breach of this Agreement or failure to honor the obligations set forth herein, the Company shall be entitled to cease making any payments due hereunder, subject to written notice to the Executive specifying in reasonable detail the nature of the breach, and the Executive agrees that he shall forfeit, in each of the following clauses (i) and (ii) as of the date of the breach by the Executive: (i) any amounts not already paid pursuant to Section 3 and Section 5(c) hereof; and (ii) all Stock Options, the Cycle O Award and the 2006 PEP Award (including any right to a cash payment pursuant to Section 5(c)(ii) hereof) to the extent not vested, settled, paid and/or exercised, as applicable, as of the date of the breach by the Executive. Any disputes with respect to the application of this Section 9(b) shall be subject to Section 19 hereof; provided that during the pendency of any such dispute the Company shall be entitled to withhold any payments and/or settlement of any awards to the Executive pursuant to this Section 9(b).

        10.    Post-Employment Cooperation.    The Executive agrees he will reasonably cooperate with the Company with respect to any matters arising during or related to his employment, including but not limited to reasonable cooperation in connection with any litigation, governmental investigation, or regulatory or other proceeding which may have arisen or which may arise following the execution of this Agreement; provided this obligation shall not extend to any litigation or other proceeding commenced by the Company against the Executive or to any litigation or other proceeding commenced by the Executive against the Company to enforce the Executive's rights under this Agreement or with respect to any right, claim or cause of action which the Executive has not released pursuant to Section 12 hereof. As part of such reasonable cooperation, the Executive shall provide reasonably requested information to the Company and its attorneys with respect to any matter arising during or related to his employment, shall make himself reasonably available to meet with Company Group personnel, the Company's attorneys, the attorneys of the Board of Directors of State Street (the "Board") and/or the attorneys of any committee of the Board, and shall, at the Company's request and upon reasonable notice, travel to such places as the Company may specify (for which the Company will reimburse the Executive for his travel and lodging expenses in accordance with the Company's expense practices applicable to the Executive immediately prior to the Separation Date). Finally, as part of such reasonable cooperation agreed to herein, to the extent allowed by law, the Executive shall promptly notify the Company's Chief Legal Officer, by the third business day following his actual, personal receipt, or actual, personal notice of receipt, from any third party or governmental entity of a request for testimony and/or documents, whether by legal process or otherwise, relating to any matter arising during or relating to his employment or other relationship with the Company Group. In the event that the Executive's required cooperation pursuant to this Section 10 exceeds an aggregate of 24 working hours, and to the extent not connected to the deposition or testimony of the Executive, the Company shall compensate the Executive at an hourly rate of $250 per hour for such cooperation, not to exceed $2,000 for any single day's work. The Company shall promptly notify the Executive, within three business days, of its actual receipt from any third party or governmental entity of a request for testimony of and/or documents from the Executive, whether by legal process or otherwise, relating to any matter arising during or relating to the Executive's employment or other relationship with the Company Group. The Company agrees to provide the Executive reasonable access to information regarding his employment benefits and to Company personnel who have knowledge of such matters.

        11.    Reciprocity of Obligations.    The performance by State Street of its commitment to pay moneys to the Executive hereunder, and the Executive's right to receive and retain the same, shall be expressly conditioned on the Executive's material fulfillment of all of his obligations in this Agreement, including, without limitation, those set forth in Sections 6, 7, 8 and 10 hereof. Similarly, the Executive's performance of his commitments hereunder shall be expressly conditioned upon the Company's material fulfillment of all of its obligations set forth herein. Either party may suspend or terminate its performance hereunder in the event the other commits a material breach of this Agreement.

        12.    Executive's Release of Claims.

        (a)    Generally.    In consideration of the benefits to be provided the Executive hereunder, and after consultation with counsel, the Executive, and each of the Executive's respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the "Releasors"), hereby releases, waives and forever discharges the Company Group and all those persons, employees, directors, agents and entities affiliated with it ("Releasees") from and against any and all claims, rights and causes of action arising on or prior to the date hereof, both known and unknown, including but not limited to all claims of breach of contract or misrepresentation, wrongful discharge, and claims of alleged violations of Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, ERISA, the Americans With Disabilities Act, Massachusetts G.L. c. 151B, Massachusetts G.L. c. 149, § 148, and any other local, state, or federal law, regulation or other requirement and any other claim relating to or arising out of the Executive's employment and/or other relationship with the Company Group and/or his ownership of Common Stock. The Executive hereby covenants that he will not institute any charge, complaint or lawsuit to challenge the validity of this release or to otherwise assert claims against the Releasees that have been waived hereunder. It is agreed and understood that the foregoing general release does not waive any of the following rights: (a) to the pay or benefits to be provided to the Executive as set forth herein; (b) to enforce the terms of this Agreement; (c) to exercise the Stock Options in accordance with Section 5(a) hereof; (d) to access any benefit to which the Executive is entitled under the Qualified Plan, the SERP or the Savings Plan; (e) to pursue counterclaims and defenses directly related to claims that the Company has not waived pursuant to this Agreement and claims which the Executive may not release pursuant to applicable laws and regulations; (f) to file a charge with the Equal Employment Opportunity Commission ("EEOC") or similar state agency or otherwise participate in an investigation or proceeding conducted by the EEOC or similar state agency; (g) to avail himself of any rights to insurance or indemnification that the Executive may have (including with respect to matters that are the subject of this release) under State Street's articles, by-laws or applicable insurance policies, under applicable law, and under any agreement between the Executive and the Company; and (h) to pursue claims arising after the date hereof.

        (b)    Specific Release of ADEA Claims.    In further consideration of the payments and benefits provided to the Executive under this Agreement, the Releasors hereby unconditionally release and forever discharge the Company Group, and the officers, employees, directors and agents of each member of the Company Group from any and all claims that the Releasors may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder ("ADEA"). In signing this Agreement, the Executive acknowledges that he understands its provisions; that his agreement is knowing and voluntary; that he has been afforded a full and reasonable opportunity of at least 21 days to consider its terms and consult with or seek advice from an attorney of his choosing; that he is providing this release and discharge set forth in this Section 12(b) only in exchange for consideration in addition to anything of value to which he is already entitled; and that he has been advised to seek counsel from an attorney and has in fact done so.

        13.    Company's Release of Claims.    In exchange for the commitments of the Executive set forth herein, the Company, for itself and on behalf of the Company Group, hereby voluntarily and forever releases, waives and discharges the Executive from and against any and all causes of action, rights or claims arising on or prior to the date hereof, both known and unknown, to the Company, including but not limited to all claims of breach of contract or misrepresentation, breach of fiduciary duty, and claims of violation of any local, state or federal law, regulation or other requirement and any other claim relating to or arising out of the Executive's employment and/or other relationship with the Company Group. The Company hereby covenants that it will not institute any charge, complaint, or lawsuit to challenge the validity of this release or to otherwise assert claims against the Executive that have been waived hereunder. It is agreed and understood that the foregoing general release does not waive any of the following rights: (a) to enforce the terms of this Agreement; (b) to pursue claims arising from criminal, fraudulent or otherwise intentionally wrongful misconduct on the Executive's part or claims arising from a knowing violation of federal or state laws or regulations; (c) to pursue claims arising from the Executive's obtaining an impermissible or illegal benefit from the Company; (d) to pursue claims arising from actions taken after the date hereof; (e) to pursue counterclaims and defenses directly related to claims that the Executive has not waived pursuant to this Agreement; and (f) to pursue claims which the Company may not release pursuant to applicable laws and regulations.

        14.    Indemnification.    The Executive shall be entitled (a) to such rights to indemnification as shall exist in the Company's articles and by-laws, as amended from time to time, under applicable law, and under any agreement between the Executive and the Company, and (b) to coverage under the Company's directors' and officers' insurance policy and other applicable liability policies, as in effect from time to time, for causes relating to acts or omissions occurring on or prior to the Separation Date, to the extent set forth in such documents. The Executive agrees to promptly notify the Company of any claims made against the Executive in his capacity as a former officer/employee of the Company or any other member of the Company Group.

        15.    Entire Agreement.    This Agreement, together with all of the plans, agreements and documents referred to herein and as modified hereby, constitutes the entire agreement between the Company and the Executive, and supersedes any other contracts or commitments with respect to the Executive's employment with the Company and/or other service to the Company, and/or his separation therefrom (including any contracts or commitments to the extent they relate to the Executive's activities following the Separation Date), except to the extent expressly provided for herein. It is agreed and understood that, except as expressly set forth in this Agreement, the Executive shall receive no other compensation or benefits of any kind from the Company, including, without limitation, under the ESRP or the Change of Control Agreement (defined below).

        16.    Modification of Agreement.    This Agreement may only be amended, modified or waived by a writing signed by parties duly authorized to do so.

        17.    Successors and Assigns; Death Benefits.    It is agreed and understood that this Agreement shall inure to the benefit of and be binding upon the parties' respective heirs, executors, beneficiaries, successors and assigns. In the case of benefits under an employee benefit plan or program of the Company (including, but without limitation, the Qualified Plan, the SERP, the Savings Plan, the MSSP, the Equity Plans, and any life insurance policy or program under which the Executive is covered), the heirs or beneficiaries of the Executive shall be entitled only to such death benefits and other rights and benefits, if any, as are provided under the terms of the applicable plan or program. In addition, in the event of the Executive's death prior to his receipt of all the payments, compensation and benefits provided for herein, the unpaid portions of any such payments, compensation and/or benefits shall, subject to the proviso in Section 20(b) hereof, be paid to the Executive's beneficiary or beneficiaries or to the Executive's estate, as the case may be, at the same time or times, and in the same form and amounts, as they would have been paid had the Executive survived.

        18.    Notices.    All notices and other communications hereunder shall he in writing and shall be deemed to have been given three days after having been mailed by first-class mail or registered or certified mail, two days after having been mailed by private overnight courier service or 12 hours after having been delivered or sent by facsimile or email (provided in each case that the day on which notice is deemed to have been given is a business day), to the following addresses or to such other addresses as the parties shall have furnished to each other in writing; provided that notice provided to copy parties shall not be deemed to be notice to the parties to this Agreement.

        If to the Executive:

    William W. Hunt
    304 Marsh Street
    Belmont, MA 02478
    Email:     wwhunt304marsh@hotmail.com

        With a copy to:

    Michael F. O'Connell, Esq.
    Rackemann, Sawyer & Brewster
    160 Federal Street
    Boston, MA 02110-1700
    Facsimile: 1-617-542-7437
    Email:     moconnell@rackemann.com

        If to the Company:

    State Street Corporation
    Attn: Chief Legal Officer
    1 Lincoln Street
    Boston, MA 02111
    Facsimile: (617) 664-8209
    Email:     jcarp@StateStreet.com

        With a copy to:

    Linda E. Rappaport, Esq.
    Shearman & Sterling LLP
    599 Lexington Avenue
    New York, NY 10022
    Facsimile: 1-212-848-7179
    Email:     lrappaport@shearman.com

        19.    Disputes.    Any dispute or controversy arising under this Agreement that cannot be mutually resolved by the Executive and the Company shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association or JAMS (an "Arbitration Association"), as selected by the Company in its sole discretion, in Boston, Massachusetts before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by the Executive and the Company, or, if agreement on the selection of the arbitrator cannot be reached, shall be selected by the Arbitration Association (provided that any arbitrator selected by the Arbitration Association shall not, without the consent of both the Executive and the Company, be affiliated with the Executive or the Executive's affiliates or the Company Group). Judgment may be entered on the arbitrator's award in a Massachusetts State Court. The arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. Each party shall bear his or its own expenses incurred in any arbitration arising out of a dispute or controversy under this Agreement.

        20.    Miscellaneous.

        (a)   All payments to the Executive and all benefits, entitlements and accruals of the Executive under this Agreement or under any other Company Group plan or program (whether or not expressly mentioned in this Agreement) are conditioned upon the payment by the Executive of the employee's portion of applicable required tax withholdings, including, without limitation, FICA (including

Medicare) tax withholdings. The Company may reduce any cash payments by the amount of any such applicable tax withholdings, including, without limitation, any such applicable tax withholdings with respect to any taxable non-cash benefits or payments. The Executive agrees that the Company may, upon written notice by the Company to the Executive specifying in reasonable detail the nature of the following deductions, deduct from the severance compensation all outstanding financial obligations that he may have to the Company, including, without limitation, such items as expense account balances, credit card balances, employee advances (including advanced vacation days) and reimbursement for any property of the Company Group retained by him.

        (b)   The Executive acknowledges that he is a "specified employee" under Treas. Reg. § 1.409A-1(i). Any amounts payable under this Agreement that constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended, as determined by the Company in its reasonable discretion, that would (but for this sentence) be payable within six months following the Separation Date shall instead be paid on the Delayed Payment Date; provided that in the event the Executive dies prior to the Delayed Payment Date, any payments that would be payable on the Delayed Payment Date pursuant to this Agreement shall instead be paid, subject to Section 20(i) hereof, on the earlier of (i) the 30th day following the date of the Executive's death or (ii) the Delayed Payment Date.

        (c)   Effective as of the Separation Date, the Executive shall cease to be covered by that certain change of control employment agreement between the Company and the Executive (the "Change of Control Agreement"), and the Change of Control Agreement shall have no further force or effect; provided, however, that nothing herein shall eliminate or otherwise adversely affect any protections that the Executive may have upon a change of control of State Street under other plans, awards or agreements of the Company Group, including, without limitation, accelerated vesting of outstanding Stock Options.

        (d)   In order to be certain that this Agreement will resolve any and all concerns that the Executive might have, the Company requests that he carefully consider its terms, including the general release of claims set forth above. For a period of seven days following his execution of this Agreement (the "Revocation Period"), the Executive may revoke his acceptance hereof as to the release of claims under ADEA, and this Agreement shall not become effective or enforceable as to the release of such claims until after the Revocation Period has expired. In the event of any such revocation by the Executive all obligations of the parties under this Agreement shall terminate and be of no further force and effect as of the date of the Executive's revocation; provided that no such revocation by the Executive shall be effective unless it is in writing and signed by the Executive and received by the Company prior to the expiration of the Revocation Period.

        (e)   The parties' substantive and procedural rights with respect to this Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without resort to choice of law or conflict of law principles.

        (f)    The headings of this Agreement are for convenience of reference only, and will not affect the construction of any provision hereof.

        (g)   This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and which together shall be deemed to be one and the same instrument.

        (h)   The failure of any party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by any party hereto of any breach or default by another party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

        (i)    This Agreement shall take effect on the eighth day following the Executive's execution hereof (the "Effective Date"), provided that the Executive has not earlier revoked his acceptance of the

Agreement in accordance with the provisions of Section 20(d) hereof. The Company represents and warrants that it has due authority to enter into this Agreement and that upon the Effective Date, this Agreement shall be a valid and binding obligation of the Company.

THE EXECUTIVE HEREBY ACKNOWLEDGES THAT THE EXECUTIVE HAS READ THIS AGREEMENT, THAT THE EXECUTIVE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT THE EXECUTIVE HEREBY ENTERS INTO THIS AGREEMENT VOLUNTARILY AND OF HIS OWN FREE WILL.

ACCEPTED AND AGREED TO:	ACCEPTED AND AGREED TO:

William W. Hunt	STATE STREET CORPORATION
By:

EXHIBIT A

EQUITY GRANT TREATMENT

Vesting Schedule
Award	Grant Date
		2008		2009		2010		2011
Vested Stock Options—1,600 options, 3 months from 1/2/08 to exercise	06/17/99
Vested Stock Options—12,500 options, 3 months from 1/2/08 to exercise	06/15/00
Vested Stock Options—2,100 options, 3 months from 1/2/08 to exercise	09/20/01
Vested Stock Options—20,000 options, 3 months from 1/2/08 to exercise	02/21/02
Vested Stock Options—3,569 options, 3 months from 1/2/08 to exercise	03/21/02
Vested Stock Options—15,247 options, 3 months from 1/2/08 to exercise	12/19/02
Vested Stock Options—37,000 options, 3 months from 1/2/08 to exercise	12/17/03
Vested Stock Options—20,000 options, 3 months from 1/2/08 to exercise	03/03/04
Vested Stock Options—18,500 options; expire 3 months after 12/09	03/02/05
Unvested Stock Options—18,500 unvested options vesting through 12/09, then 3 months to exercise	03/02/05	9,250	3/2/08	9,250	3/2/08
Vested Stock Appreciation Rights—8,271 SARs; expire 3 months after 12/09	03/01/06
Unvested Stock Appreciation Rights—16,542 unvested SARs vesting through 12/09, then 3 months to exercise	03/01/06	8,271	3/2/08	8,271	3/2/09
Unvested Stock Appreciation Right Grant—51,050 unvested SARs vesting through 2/11; expire 2/12]	02/15/07	12,762	3/2/08	12,762	2/15/09	12,763	2/15/10	12,763	2/15/11
Deferred Stock Award Grant—11,576 shares vesting 2/08—cashed out ($900,000)	03/01/06

2005 SSgA Performance Equity Plan Award—44,405 units canceled	03/02/05
2006 SSgA Performance Equity Plan Award Grant—31,934 units granted; 21,289 units (2/3 of original grant) paid in accordance to plan	03/01/06			21,289	02/15/09
2007 SSgA Performance Equity Plan Award—56,666 units cashed out at grant value ($4.0 million)	02/14/07	—	—	—	—	—	—
2006 Performance Award Grant—Cycle O—9,793 units paid as scheduled in 2/08	03/01/06	9,793	12/31/07
2007 Performance Award Grant—Cycle P—15,111 units granted; 7,556 units (1/2 of original grant) cashed out ($600,000)	02/14/07
2006 Vice Chairman Award Grant—29,443 units canceled	12/20/06

EXHIBIT B

Accrued Vested Benefits under Pension Plans as of December 31, 2006

Qualified Plan	$146,718.72
SERP	$517,297.39
ESRP	$0
Savings Plan	$230,362.27
MSSP	$0

EXHIBIT C

Non-Disparagement

Mr. Joseph C. Antonellis
Mr. Jeffrey N. Carp
Mr. Joseph W. Chow
Mr. Joseph L. Hooley
Mr. Ronald E. Logue
Mr. David C. O'Leary
Mr. James S. Phalen
Mr. Edward J. Resch
Mr. Stanley W. Shelton

QuickLinks

  EXHIBIT 10.16
SEPARATION AGREEMENT
EXHIBIT A
EXHIBIT B
EXHIBIT C